TRACCOM

HEALTH, LOGISTICS, TRACKING

DISCLOSURE STATEMENT

This presentation (and the documents made available to potential Investors) contains forward-looking statements involving risks and uncertainties. These statements relate to future events or Traccom Inc. (the "Company's") future financial performance. Any statement that is not a reference to historical fact is a forward-looking statement. For example, in some cases, you can identify forward-looking statements by terminology such as "could," "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only hypotheses and predictions. Actual events or results may, and often do, differ materially. In evaluating these statements, you should specifically consider various important factors including the risks described in the **Offering Circular qualified by the SEC on May 13, 2021** under "Risk Factors" and in other parts of the Offering Circular. We may apply for the quotation of our shares on the OTC Pink by the end of 2021, subject to certain considerations, including, without limitation, the size and timing of the completion of our Offering, and whether we accomplish certain commercialization milestones. However, an active trading market may not develop even if we are successful in arranging for our shares to be quoted on the OTC Pink. These factors may cause actual results to differ materially from any forward-looking statement. Although the expectations reflected in all forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this presentation to conform them to actual results or to changes in the Company's expectations. This presentation is current as of May 13, 2021.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

OPPORTUNITY

1. Four billion units of luggage are checked-in annually on worldwide airline flights. 80 million units of luggage arrive late while 17 million never arrive
2. Twenty-seven billion shipments are made annually worldwide via multiple modes of transportation. Shipping companies, insurance companies, and consumers would benefit from monitoring temperature, humidity, shock and location while in transit, for example, to assist with transporting COVID-19 vaccines which must maintain certain temperatures
3. Airline industry is looking for new and different incentives for its 450 million frequent flyers members
4. Increased number of in-home patients generally as well as those with COVID-19 require real-time monitoring of people with chronic or serious health conditions

OUR BUSINESS

Devices to manage all aspects of logistical tracking to serve all travelers or transportation common carrier companies as well as patient monitoring for people with chronic or serious conditions.

Traccom™ Basic is designed to track airline checked-in luggage, alerts owners when luggage arrives

Traccom Pro addresses the Common Carrier Services industry to monitor real-time temperature, humidity, shock of cargo compliant with requirements to have redundant methods for powering off in-flight

Traccom Medical Pro™ addresses the healthcare industry by providing real-time daily monitoring of people with chronic or serious health conditions, Remote Patient Monitoring, or patients that display health risks, whether from age, chronic illnesses, surgery or injury related issues


TRACCOM
TRACCOM
Left to Right: Medical Pro. Basic Tracker, Pro Tracker

TRACCOM
HEALTH, LOGISTICS, TRACKING

EXPERIENCED MANAGEMENT TEAM

TRACCOM
HEALTH, LOGISTICS, TRACKING

Harry Steck

Co-Founder, CEO, CFO, President, Secretary, Director

- Seasoned CEO
- VP Merchandising Sara Lee
- President/CEO U.S. based Rank Retail America, led board-approved divestiture
- SVP GT Interactive Software, led OTC public offering
- President/CEO Itochu, Master Halco Division
- Created Trakdot™ - first successful tracking device used for airline checked in luggage with Joseph Morgan
- Oversees and Member of Board VinGardeValise, Inc.

Loves reading, riding stationary bike and cruises

Joseph Morgan

Co-Founder, Director, Chairman of the Board

- Assistant Chief Engineer WDEF Television, CBS Affiliate
- Field Service Engineer, Sales Engineer International Video Corporation
- Formed Video Masters, Inc., eventually sold
- Formed USA Telecommunications Inc.
- Vice President Wireless Research and Development AT&T
- Granted over 23 patent filings in wireless industry
- Created Trakdot™ with Harry Steck
- Created Midwest Network Solutions, LLC

Loves photography, computer science and audio and video production

Robert Goldstein

Director, Executive Vice President

- Senior Executive Information Technology
- From Programmer to Director of Information Technology, Health, Health Information Systems, Mount Sinai Medical Center, St. Lukes Roosevelt Medical Center, National Healthtech
- Vice President/Senior Vice President Amcor Sunclipse, Balboa Instruments and Master Halco
- Turned around underperforming division of MedAssets, eventually sold
- AI and Robotic Process Automation Votum Technology Group

Loves reading, movies, hiking and bicycle riding in the great outdoors

CAP TABLE

Title of Class	Name	Shares	Percent of Class
Common Stock	Joseph Morgan	2,440,000	63.5%
Common Stock	Harry Steck	800,000	20.8%
Common Stock	Armand Marino	480,000	12.5%
Common Stock	Maverick Technology Group, LLC	384,000*	10%

*Maverick will receive five equal installments of equity starting on March 8, 2022. The effect of issuing shares to Maverick on the table above is: Joseph Morgan will hold 57.8%, Harry Steck will hold 18.9% and Armand Marino will hold 11.4% of the common stock of Traccom.

TRACCOM
HEALTH, LOGISTICS, TRACKING

USE OF PROCEEDS

Category	Amount
Produce Initial Inventory	$400,000
Marketing and Advertising	$260,000
Website Development	$50,000
Working Capital & General Corporate Purposes	$250,000

Our goal is to raise $1,000,000 in our Reg A Tier 2 Offering of 350,877 common shares at $2.85 per share. Precise amounts used in table above may vary. Board retains broad discretion over the allocation of net proceeds from this Offering. Offering costs estimated at $44,000.

SUMMARY FINANCIAL INFORMATION

Statement of Operations for Year Ended 12/31/20

Revenue		
Total Revenue	$	0
Gross Profit		
Total Operating Expenses		103,592
Net Income From Operations		(103,592)
Other Income (Expense)		
Net Income Before Provision for Income Tax		(105,457)
Provision for Income Taxes		
Net Income (Loss)	$	(105,457)
Earnings (loss) per Share	$	(0.0275)

TRACCOM

HEALTH, LOGISTICS, TRACKING

SUMMARY FINANCIAL INFORMATION

Balance Sheet 12/31/20 and 12/31/19

	12/31/2020	12/31/2019
ASSETS		
CURRENT ASSETS		
TOTAL CURRENT ASSETS	2,161	20,059
NON-CURRENT ASSETS		
TOTAL NON-CURRENT ASSETS	128,341	3,662
TOTAL ASSETS	130,502	23,721
LIABILITIES AND OWNER'S EQUITY		
CURRENT LIABILITIES		
TOTAL CURRENT LIABILITIES	249,006	5,007
NON-CURRENT LIABILITIES		
TOTAL NON-CURRENT LIABILITIES	0	31,763
TOTAL LIABILITIES	249,006	36,769
OWNER'S EQUITY		
TOTAL SHAREHOLDERS' EQUITY	(118,505)	(13,048)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 130,502	$ 23,721

TRACCOM
HEALTH, LOGISTICS, TRACKING

MARGIN ANALYSIS

Gross margin is generated along **2 revenue streams**:

Device Sales
Average of 47.5% (tracking), 6% (medical)

Annual Service Subscription Sales
Average of 60% (tracking), 68% (medical)

As the mix of sales shifts to more Annual Service Subscription, we anticipate the overall weighted gross margin increases significantly.

- In Year 1 of the 3 Year Forecast, overall margin is **52.7%**
- By Year 3 of the 3 Year Forecast, overall margin increases to **58.6 %**

TRACCOM
HEALTH, LOGISTICS, TRACKING

3 YEAR FORECAST WITH KEY ASSUMPTIONS

TRACCOM
HEALTH, LOGISTICS, TRACKING

	SELL PRICE	COST	YEAR 1	YEAR 2	YEAR 3
Traccom™ Basic Units Sold	$79.99	$42.00	30,000	45,000	60,000
Traccom™ PRO Units Sold	$99.99	$44.00	10,000	20,000	30,000
Traccom™ Basic Service Activations Sold	$24.99	$12.00	24,000	42,000	57,000
Traccom™ Basic Service Renewals Sold	$24.99	$12.00		27,000	63,000
Traccom™ PRO Service Activations Sold	$29.99	$12.00	10,000	20,000	30,000
Traccom™ PRO Service Renewals Sold	$29.99	$12.00		10,000	28,000
Traccom™ Medical Pro Activations	$115.00	$108.00	20,000	36,000	45,000
Traccom™ Medical Pro Service Renewals Sold	$264.00	$84.00	20,000	54,000	93,600
REVENUE			$8,755,260	$25,084,971	$39,771,143
Cost of Goods			$4,143,200	$10,389,280	$16,462,800
Gross Profit			$4,612,060	$14,695,691	$23,308,343
Gross Margin %			52.7%	58.6%	58.6%
Op Costs			$3,364,660	$9,068,250	$13,559,849
Operating Income			$1,247,400	$5,627,441	$9,748,494
Operating Income %			**14.2%**	**22.4%**	**24.5%**
CASH FLOW					
CASH IN					
Beginning Cash			$3,048	$497,075	$2,331,398
Investor Funding			$1,000,000		
Revenue (83.4% collected cy plus 16.4% of py)			$7,301,887	$22,356,728	$37,283,069
Total Cash Available			$8,304,935	$22,853,804	$39,614,466
CASH OUT					
Pre-production Development Milestones			$300,000		
Operating Costs			$3,364,660	$9,068,250	$13,559,849
Management Bonuses (30% of Operating Income)				$1,688,232	$2,924,548
Inventory Production			$4,143,200	$9,765,923	$15,475,032
Total Cash Out			$7,807,860	$20,522,406	$31,959,429
Ending Cash:			**$497,075**	**$2,331,398**	**$7,655,037**
VALUATION		**$10,952,839**			
DCF Method			**$382,366**	**$974,516**	**$1,953,885**
Discount Rate = 30%					
# Issued Shares		**3,840,000**			
Pre-Money Valuation / Share		**$2.85**			

DISCLOSURE STATEMENT

This Investor Presentation (this "Investor Presentation“) has been prepared by the management of Traccom Inc. (“Company”). This Investor Presentation does not purport to be all-inclusive or to contain all of the information a prospective investor may desire. This is not an offering or the solicitation of an offer to purchase an interest in any investment. The sole purpose of this Investor Presentation is for informational use only to assist the recipient in deciding whether it wishes to proceed with a further investigation of the Investment Opportunity and it is not intended to form the basis or any investment decision or any decision to purchase any interest in the Company. None of the Traccom Inc. officers, or any of their respective directors, employees, affiliates, representatives or advisors make any representation or warranty, expressed or implied, as to the accuracy or completeness of any of the information contained herein or of any other written or oral communication transmitted or made available to a prospective investor, and each of such parties expressly disclaims any and all liability relating to or resulting from the use of such information and communications by a prospective investor or any of its affiliates, advisors or representatives, or relating to or resulting from any error or omission in such information and communications. The material presented in this Investor Presentation contains the subjective views of the management of the Company. There can be no assurance that management's views are accurate or that the projections will be realized. Industry experts may disagree with these assumptions and with management's view of the market and the prospects for the Company. In particular, no representation or warranty is given as to the achievement or reasonableness of any future projections, estimates, forecasts or statements about the future prospects of the Company.

PROSPECTIVE INVESTORS ARE URGED TO READ THE OFFERING CIRCULAR AND ALL EXHIBITS THERETO AVAILABLE FOR FREE ON SEC.GOV. AN INVESTMENT DECISION SHOULD BE MADE BASED SOLELY ON THE PUBLICLY-FILED OFFERING CIRCULAR QUALIFIED BY THE SEC ON MAY 13, 2021. Only those particular representations and warranties, if any, which may be made to an eventual investor in a subscription agreement when and if duly executed, and subject to such limitations and restrictions as may be specified in such subscription agreement, shall have any legal effect.

This Investor Presentation must not be copied, reproduced, distributed, stored digitally or by other means, or passed to others at any time other than with the prior written consent of Traccom Inc.

THANK YOU!

- Please feel free to reach out to our President and CEO, Harry Steck

  Phone: (714) 308-3340
  Email: harry.steck@traccom.com

- Please review our offering circular available on the SEC's EDGAR
https://www.sec.gov/Archives/edgar/data/1843875/000109690621000873/trac_1aa.htm

- Please view our page on EquityTrack
  https://www.equitytrack.co/cloudraise-offerings/

TRACCOM
HEALTH, LOGISTICS, TRACKING